Exhibit 3.2

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARDICA, INC.

Cardica, Inc. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of the Company is Cardica, Inc.

2. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) was filed with the Secretary of State of Delaware on November 9, 2010 and said Certificate of Amendment requires correction as permitted by Section 103(f) of the General Corporation Law.

3. The inaccuracy or defect of said Certificate of Amendment is that the amendment to Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation of the Company, set forth in Section 1 of Article Third of the Certificate of Amendment, contains a typographical error regarding the total number of shares that the Company is authorized to issue.

4. Section 1 of Article Third of the Certificate of Amendment is corrected to read as follows:

“1. Paragraph A of Article IV shall be amended and restated to read in its entirety as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is seventy million (70,000,000) shares. Of these shares, sixty-five million (65,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001) and five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

5. All other provisions of the Certificate remain unchanged.

[Signature page follows.]

1.

Cardica, Inc. has caused this Certificate of Correction to be signed by its President this 15th day of November, 2010

Cardica, Inc.

/s/ Bernard A. Hausen
Bernard A. Hausen
Chief Executive Officer